SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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POLYONE CORPORATION

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POLYONE CORPORATION

Notice of 2004

Annual Meeting of Shareholders

and Proxy Statement

POLYONE CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of Shareholders of PolyOne Corporation will be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 20, 2004. The purposes of the meeting are:

1.	To elect Directors;

2.	To approve the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors; and

3.	To consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 22, 2004 are entitled to notice of and to vote at the meeting.

For the Board of Directors

WENDY C. SHIBA

Vice President, Chief Legal Officer and Secretary

March 29, 2004

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated March 29, 2004

The Board of Directors of PolyOne Corporation respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 20, 2004, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares of PolyOne represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 and 4 below and to approve the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following PolyOne plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan, PolyOne Retirement Savings Plan for Collective Bargaining Employees, PolyOne Retirement Savings Plan for Collective Bargaining Employees A, DH Compounding 401(k) Plan and PolyOne Canada Inc. Retirement Plan. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about April 5, 2004. PolyOne’s headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

ELECTION OF DIRECTORS

PolyOne’s Board of Directors currently consists of ten Directors. Each Director serves for a one year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. The Board met ten times during 2003, the calendar year being PolyOne’s fiscal year. Each Director is expected to attend the Annual Meeting of Shareholders. In 2003, eight of PolyOne’s ten Directors attended the Annual Meeting of Shareholders. PolyOne’s Board of Directors has reviewed the independence of its members as required by the listing standards of the New York Stock Exchange and has determined that none of the nine non-employee directors has a material relationship with PolyOne and that each such director is independent in accordance with the listing standards of the New York Stock Exchange. PolyOne’s independent Directors meet regularly in executive sessions chaired by William F. Patient, Chairman of the Board. The Board and each Committee conduct an annual self-evaluation. PolyOne’s corporate governance principles and additional governance materials are available at PolyOne’s website at www.polyone.com.

A shareholder who wishes to suggest a Director candidate for consideration by the Compensation and Governance Committee must provide written notice to the Secretary of PolyOne in accordance with the procedures specified in Regulation 12 of PolyOne’s Regulations. Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of PolyOne common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

The nominees for election as Directors for terms expiring in 2005 and a description of the business experience of each nominee appear below. Each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company or M.A. Hanna Company, each a predecessor to PolyOne.

J. Douglas Campbell Director since 1993 Age — 62	Chairman and Chief Executive Officer of ArrMaz Custom Chemicals, Inc., a specialty mining and asphalt additives and reagents producer, since December 2003. Served as President and Chief Executive Officer and was a Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer, from December 1992 until his retirement in 1997. From 1966 to 1992, Mr. Campbell held various positions with Standard Oil (Ohio) and British Petroleum.

Carol A. Cartwright Director since 1994 Age — 62	President of Kent State University, a public higher education institution, since 1991. Ms. Cartwright serves on the Boards of Directors of KeyCorp, FirstEnergy and The Davey Tree Expert Company.

Gale Duff-Bloom Director since 1994 Age — 64	Served as President of Company Communications and Corporate Image of J.C. Penney Company, Inc., a major retailer, from June 1999 until her retirement in April 2000. From 1996 to June 1999, Ms. Duff-Bloom served as President of Marketing and Company Communications of J.C. Penney.

Wayne R. Embry Director since 1990 Age — 66	Served as President and Chief Operating Officer, Team Division, of the Cleveland Cavaliers, a professional basketball team, from 1986 until his retirement in 2000. Mr. Embry serves on the Boards of Directors of Kohl’s Corporation and the Federal Reserve Bank of Cleveland.

Robert A. Garda Director since 1998 Age — 65	Executive-in-Residence of The Fuqua School of Business, Duke University, since 1997. Mr. Garda served as an independent consultant from 1995 to 1997. Mr. Garda served as President and Chief Executive Officer of Aladdin Industries from 1994 to 1995. From 1967 to 1994, Mr. Garda was with McKinsey & Company and served as a director from 1978 to 1994. Mr. Garda serves on the Boards of Directors of Insect Biotechnology, Inc., VSV, Inc. and GED, Inc.

Gordon D. Harnett Director since 1997 Age — 61	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc., an international supplier and producer of high performance engineered materials, since 1991. Mr. Harnett serves on the Boards of Directors of The Lubrizol Corporation and EnPro Industries, Inc.

David H. Hoag Director since 1999 Age — 64	Served as Chairman of LTV Corporation, a steel manufacturer, from 1991 until his retirement in 1999, and as Chief Executive Officer from 1991 to September 1998. Mr. Hoag serves on the Boards of Directors of Brush Engineered Materials Inc., The Chubb Corporation, The Lubrizol Corporation and NACCO Industries, Inc.

William F. Patient Director since 2003 Age — 69	Chairman of the Board since November 2003. Served as the Chairman of the Board and Chief Executive Officer of The Geon Company from 1993 until his retirement in 1999. Mr. Patient serves on the Board of Directors of Navistar International Corporation and is a member of the Board of Trustees of Washington University.

Thomas A. Waltermire Director since 1998 Age — 54	Chief Executive Officer and President of PolyOne since August 31, 2000 and Chairman of the Board from August 2000 until November 2003. Prior to the formation of PolyOne at the end of August 2000, Mr. Waltermire served as Chairman of the Board of The Geon Company from August 1999 and Chief Executive Officer and President of Geon from May 1999. From February 1998 to May 1999, Mr. Waltermire served as President and Chief Operating Officer of Geon. Earlier, Mr. Waltermire held various positions with Geon, including Chief Financial Officer. Mr. Waltermire serves on the Board of Directors of Nucor Corporation.

Farah M. Walters Director since 1998 Age — 59	Served as President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland from 1992 until her retirement in June 2002. Ms. Walters serves on the Boards of Directors of Kerr-McGee Corporation and Alpharma Inc.

Committees of the Board of Directors; Attendance

The Board has an Audit Committee consisting of Messrs. Harnett, the Chairperson, Garda, Hoag and Patient and Ms. Cartwright; a Compensation and Governance Committee consisting of Mss. Duff-Bloom, the Chairperson, Cartwright and Walters and Messrs. Campbell, Embry, Garda, Harnett and Hoag; an Environmental, Health and Safety Committee consisting of Messrs. Embry, the Chairperson, Campbell and Patient and Ms. Walters; and a Financial Policy Committee consisting of Messrs. Campbell, the Chairperson, Embry and Patient and Ms. Walters.

The Audit Committee, which met five times during 2003, meets with appropriate financial and legal personnel and independent auditors to review PolyOne’s corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight of the independent auditors, the internal auditors and the financial management of PolyOne. The Audit Committee appoints the independent auditors to serve as auditors in examining PolyOne’s corporate accounts. PolyOne’s common shares are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Harnett meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission. On September 6, 2000, the Board adopted an Audit Committee charter, which was amended on December 10, 2003. A copy of the amended charter is attached to this proxy statement as Appendix A.

The Compensation and Governance Committee, which met nine times during 2003, reviews and approves compensation, benefits and perquisites afforded PolyOne’s executive officers and other highly-compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors, except that the Committee’s actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all of PolyOne’s broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. The Committee recommends to the Board of Directors candidates for nomination as Directors of PolyOne, and the Committee advises the Board with respect to governance issues and directorship practices, reviews succession planning for the Chief Executive Officer and other executive officers and oversees the process by which the Board annually evaluates the performance of the Chief Executive Officer. All members of the Compensation and Governance Committee have been determined to be independent as defined by the New York Stock Exchange listing standards. On May 15, 2003, the Board adopted a Compensation and Governance Committee Charter, which is available to stockholders on PolyOne’s website at www.polyone.com.

The Compensation and Governance Committee will consider shareholder suggestions for nominees for election to PolyOne’s Board of Directors as described on Page 3. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to PolyOne’s affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with the best interests of PolyOne;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	The needs of PolyOne from time to time.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. These criteria have been established by the Compensation and Governance Committee as criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. Finally, if the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval.

The Environmental, Health and Safety Committee, which met two times during 2003, exercises oversight with respect to PolyOne’s environmental, health, safety, security and product stewardship policies and practices and its compliance with related laws and regulations.

The Financial Policy Committee, which met six times during 2003, exercises oversight with respect to PolyOne’s capital structure, borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of risk management, banking relationships and other financial matters relating to PolyOne.

During 2003, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

Shareholder Communication with Board of Directors

Shareholders interested in communicating directly with the Board of Directors may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by PolyOne that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of PolyOne’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Compensation of Directors

PolyOne pays unaffiliated Directors an annual retainer of $43,000, quarterly in arrears, and annually grants to Directors an award of $17,000 in value of fully vested common shares. PolyOne eliminated fees previously paid for each Board and committee meeting attended. PolyOne grants the shares quarterly and determines the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. In addition, the Chairpersons of the Environmental, Health and Safety and Financial Policy Committees receive a fixed annual retainer of $3,000, payable quarterly. The Chairpersons of the Audit and Compensation and Governance Committees receive a fixed annual retainer of $10,000, payable quarterly. PolyOne reimburses Directors for their expenses associated with each meeting attended. The Chairman of the Board of Directors receives a fixed annual retainer of $200,000, payable quarterly.

PolyOne generally grants each new Director who is not an employee of PolyOne at the time of his or her initial election or appointment as a Director an option to acquire 15,000 common shares. Each non-employee Director receives an annual option to acquire 6,000 common shares, upon re-election to the Board, effective as of the date of the Annual Meeting. The options and share awards made to Directors are awarded under the PolyOne Corporation 2000 Stock Incentive Plan or any other present or future stock plan of PolyOne having shares available for these awards.

Directors who are not employees of PolyOne may defer payment of all or a portion of their compensation as a Director under PolyOne’s Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferred Compensation Plan”). A Director may defer the compensation as cash or elect to have it converted into PolyOne common shares at a rate equal to 125% of the cash compensation amount. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the common shares accrue for the benefit of the participating Directors.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned on March 22, 2004 (including options exercisable within 60 days of that date) by each of the Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 11 and by all Directors and executive officers as a group.

Name	Number of Shares (1)
J. Douglas Campbell	135,255	(2)(3)
Carol A. Cartwright	81,393	(2)(3)
Gale Duff-Bloom	114,676	(2)(3)
Wayne R. Embry	52,406	(2)(3)
Robert A. Garda	97,551	(2)(3)
Gordon D. Harnett	117,259	(2)(3)
David H. Hoag	99,055	(2)(3)
William F. Patient	412,475	(2)(3)
Thomas A. Waltermire	1,103,796	(3)
Farah M. Walters	103,687	(2)(3)
V. Lance Mitchell	409,853	(3)
W. David Wilson	431,072	(3)
Wendy C. Shiba	115,526	(3)
Michael L. Rademacher	152,047	(3)
17 Directors and executive officers as a group	3,929,220	(2)(3)

(1)

Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives’ accounts in The PolyOne

Retirement Savings Plan, a tax-qualified defined contribution plan. The number of shares of common stock allocated to these individuals is provided by the savings plan administrator in a statement for the period ending December 31, 2003, based on the market value of the applicable plan units held by the individual. Additional shares of common stock may have been allocated to the accounts of participants in the savings plan since the date of the last statements received from the plan administrator. No Director, nominee or executive officer beneficially owned, on March 22, 2004, more than 1% of PolyOne’s outstanding common shares, except Mr. Waltermire, who owned 1.19%. As of that date, the Directors and executive officers as a group beneficially owned approximately 4.16% of the outstanding common shares.

(2)	With respect to the Directors, except Mr. Waltermire, who is not eligible to participate in the Directors’ Deferred Compensation Plan, beneficial ownership includes shares held under the Directors’ Deferred Compensation Plan as follows: J.D. Campbell, 79,199 shares; C.A. Cartwright, 39,303 shares; G. Duff-Bloom, 60,178 shares; W.R. Embry, 8,859 shares; R.A. Garda, 22,752 shares; G.D. Harnett, 44,948 shares; D.H. Hoag, 40,172 shares; W.F. Patient, 0 shares; and F.M. Walters, 54,631.

(3)	Includes shares the individuals have a right to acquire on or before May 21, 2004 as follows: J.D. Campbell, 54,000 shares; C.A. Cartwright, 33,000 shares; G. Duff-Bloom, 54,000 shares; W.R. Embry, 33,000 shares; R.A. Garda, 55,500 shares; G.D. Harnett, 55,500 shares; D.H. Hoag, 55,500 shares; W.F. Patient 352,000 shares; T.A. Waltermire, 857,483 shares; F.M. Walters, 48,000 shares; V.L. Mitchell, 327,761 shares; W.D. Wilson, 318,881 shares; W.C. Shiba, 70,313 shares; M.L. Rademacher, 119,159 shares; and the Directors and executive officers as a group, 2,789,310 shares.

The following table shows information relating to all persons who, as of March 22, 2004, were known by us to beneficially own more than five percent of PolyOne’s outstanding common shares based on information provided in Schedule 13Gs filed with the Securities and Exchange Commission (the “Commission”):

Name and Address	Number of Shares		% of Shares
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	12,974,133	(1)	14.16%

New York Life Trust Company, as Trustee for The PolyOne Corporation Retirement Savings Plan 51 Madison Avenue New York, New York 10010	8,672,028	(2)	9.5%

Strong Capital Management, Inc. as Investment Advisor for Richard S. Strong 100 Heritage Reserve Menomonee Falls, WI 53051	4,682,735	(3)	5.1%

(1)	As of February 17, 2004, based upon information contained in a Schedule 13G/A filed with the Commission. FMR Corp., as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 1,292,600 of these shares and has sole dispositive power with respect to all of these shares.

(2)	As of February 18, 2004, based upon information contained in a Schedule 13G filed with the Commission. New York Life Trust Company, as Trustee for The PolyOne Corporation Retirement Savings Plan and for various collective investment funds for employee benefit plans and other index accounts, as a bank, has sole voting power and sole dispositive power with respect to all of these shares.

(3)	As of February 17, 2004, based upon information contained in a Schedule 13G filed with the Commission. Strong Capital Management, Inc. and Richard S. Strong have shared voting and shared dispositive power with respect to all of these shares.

EXECUTIVE COMPENSATION

Report of the Compensation and Governance Committee on Executive Compensation

The Compensation and Governance Committee of the Board of Directors (the “Committee”) is currently comprised of Gale Duff-Bloom, its Chairperson, David H. Hoag, Vice Chairperson, J. Douglas Campbell, Carol A. Cartwright, Wayne R. Embry, Robert A. Garda, Gordon D. Harnett, and Farah M. Walters.

The Committee is responsible for establishing PolyOne’s compensation and benefit policies and reviewing PolyOne’s philosophy regarding executive remuneration to assure consistency with its goals and business strategy. Each year the Committee reviews market data to assess PolyOne’s competitive position with respect to all aspects of executive compensation and considers and approves changes in base salary and annual incentive levels for executive officers as well as all awards (including stock options, equity-based awards and long-term incentive plan awards) to executive officers and key employees. The Committee also reviews and approves annual and long-term performance criteria and goals at the beginning of each performance period and certifies the results at the end of each performance period. In addition, the Committee has oversight responsibilities for all of PolyOne’s broad-based compensation and benefit programs.

General Compensation Philosophy

The Committee believes that pay should be administered on a total remuneration basis, with consideration of the value of all components of compensation. Total remuneration opportunities should be competitive and serve to attract, retain, motivate and reward employees based upon their experience, responsibility, performance and marketability. They should be affordable and fair to both employees and shareholders. Incentive programs should create a strong mutuality of interests between executives and shareholders through the use of equity-based compensation and the selection of performance criteria that are consistent with PolyOne’s strategic objectives.

Executive Compensation

PolyOne’s executive compensation program has the following principal components: base salary, annual incentive compensation and long-term incentive compensation. As an executive’s level of responsibility increases, a greater portion of his or her potential total remuneration is based on performance incentives (including stock-based awards) rather than on salary. This approach may result in changes in an executive’s total cash compensation from year to year if there are variations in PolyOne’s performance and/or the performance of PolyOne’s individual business units versus established goals.

The total remuneration program is designed to be competitive with the total remuneration programs of companies similar to PolyOne within both the specialty chemical industry and a broad-base of industrial companies and is based on the total remuneration programs of companies with which PolyOne competes for executive talent. To assess the competitive total remuneration programs of these other companies and to establish appropriate compensation comparisons, the Committee receives advice from an independent compensation consultant and reviews data that is based on the specialty chemical peer group as well as various published surveys.

Base Salaries

The Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is furnished with data on the current total compensation of each executive, current marketplace data for comparable positions, individual performance appraisals and recommended adjustments by the Chief Executive Officer for each executive officer except himself. At the meeting, the Committee reviews all available data and considers and approves adjustments. In addition, the Committee reviews marketplace data for, and the performance of, the Chief Executive Officer and determines the appropriate adjustment.

Base salaries for executive officers traditionally are adjusted at the beginning of each year. In view of continuing difficult market conditions and performance that is below expected levels, no adjustments to base salaries were recommended or approved for 2004.

PolyOne accrues for base salary costs on a daily basis and payments to employees are made bi-weekly (normally 26 payments per year). This can create a timing difference between the accrued company cost and the payment to the employee. Approximately every twelve years, a twenty-seventh payment occurs due to the calendar. This will occur in 2004. We want shareholders to know in advance that as a result of this timing difference, the proxy statement in 2005 will report salaries that are 3.85% higher even though no change has been made in senior executive salaries and there has been no increase in accrued cost to the company.

Incentive Compensation

The Senior Executive PolyOne Annual Incentive Plan (the “PolyOne AIP”) provides for awards that are wholly contingent upon the attainment of performance goals established by the Committee. The PolyOne AIP provides for administration by a committee of outside directors but eliminates the Committee’s discretion to increase the amount of incentive awards. The Committee believes that the PolyOne AIP has, in the past, satisfied and will continue to satisfy the Internal Revenue Service’s requirements for “performance-based” compensation under Section 162(m). Under Section 162(m), performance-based compensation is considered a fully deductible expense and not subject to the deductibility limitation under current Internal Revenue Service regulations.

In the beginning of 2003, the Committee approved performance targets related to corporate Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and business unit operating income. PolyOne’s performance was insufficient to provide awards for EBITDA, and only three of PolyOne’s eight business units achieved operating income levels sufficient to provide for awards. For 2003, the Committee awarded no compensation under the PolyOne AIP to Messrs. Waltermire, Mitchell and Wilson and Ms. Shiba. Mr. Rademacher’s AIP award reflects only the incentive compensation earned for the performance of his business unit, as his award for corporate EBITDA performance was zero. Awards paid for qualifying businesses in 2003 ranged from 28% to 79% of target.

At its meeting on December 10, 2003, the Committee approved 2004 PolyOne AIP performance targets related to corporate debt reduction, free cash flow, operating income, and business unit operating income. A portion of the 2004 PolyOne AIP awards will be paid semi-annually based on performance achieved during the first six months of 2004, to reinforce the urgency of the corporation’s 2004 performance improvement imperatives.

Long Term Incentives

On March 24, 2003, the Committee approved awards to PolyOne’s executive officers under PolyOne’s 2003 – 2005 Strategic Improvement Incentive Plan to take effect on April 1, 2003. The awards were in the form of time-vested stock options and performance units based upon PolyOne’s three-year cumulative operating income for the period of 2003 to 2005. The final amount of the award will be adjusted based on a comparison of PolyOne’s sales revenue growth to a peer group index. The time-vested stock options have an exercise price higher than the fair market value of PolyOne common shares on the date of grant and a ten-year term. The options vest in increments over a three-year period following the date of grant, 35% in each of the first and second years and 30% in the third year. The amount scheduled to vest in the third year may vest earlier based upon PolyOne’s stock price performance. PolyOne limits the number of options awarded based on the typical practice of its peer group.

Performance awards are comprised of performance options and performance cash awards. Performance options are stock options that vest on the third anniversary of the date of grant and have a term of 48 months. These options also have an exercise price higher than the fair market value of PolyOne common shares on the date of grant. Performance cash awards are cash payments based upon PolyOne’s operating income for the three-year period ending December 31, 2005. The final amount of the award will be adjusted based on a comparison of PolyOne’s sales revenue growth to a peer group index. The purpose of these awards is to encourage superior strategic business performance over time. These awards were granted under the PolyOne Corporation 1999 Incentive Stock Plan. As stated above, under Section 162(m), performance-based compensation is not subject to the deductibility limitation under current Internal Revenue Service regulations.

On December 10, 2003, the Committee approved grants effective December 11, 2003 under the PolyOne Corporation 2000 Stock Incentive Plan. PolyOne’s only long-term incentive program for 2004 will be Target Priced Stock Appreciation Rights (“SARs”). Target Priced SARs were granted with exercise terms of 36 months, and with vesting contingent upon the attainment of target prices of $8, $9 and $10 of PolyOne’s common stock. The purpose of PolyOne’s 2004 Target Priced SAR grants is to reinforce the importance of significant improvements in PolyOne’s returns to shareholders over the next three years.

Chief Executive Officer

At Mr. Waltermire’s request, in recognition of business conditions, his base salary was reduced by 10% to $621,600 effective February 1, 2003.

Mr. Waltermire participated in the PolyOne AIP and Strategic Improvement Incentive Plan under similar terms and conditions as other executive officers and as described above. The Committee did not approve an award for Mr. Waltermire under the 2003 PolyOne AIP.

All members of the Compensation and Governance Committee concur in this report.

THE COMPENSATION AND

GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

Gale Duff-Bloom, Chairperson

David H. Hoag, Vice Chairperson

J. Douglas Campbell

Carol A. Cartwright

Wayne R. Embry

Robert A. Garda

Gordon D. Harnett

Farah M. Walters

February 25, 2004

The following table sets forth the compensation received for the three years ended December 31, 2003 by PolyOne’s Chief Executive Officer and the persons who were at December 31, 2003 the four other most highly paid executive officers.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compen- sation($)(1)		Restricted Stock Awards($)(2)	Options/ SARs (# of Shares)(3)	LTIP Payouts (# of Shares)	All Other Compen- sation($)
Thomas A. Waltermire President and Chief Executive Officer	2003 2002 2001	630,808 690,000 690,000	–0– 168,900 276,800	(1 (1 (1	) ) )	–0– –0– 705,528	509,740 299,200 271,000	–0– –0– –0–	90,586 58,008 41,135	(3) (3) (3)

V. Lance Mitchell Group Vice President, Global Plastics	2003 2002 2001	320,889 335,000 335,000	–0– 27,700 118,000	(1 (1 (1	) ) )	–0– –0– 342,432	174,160 96,800 87,700	–0– –0– –0–	33,845 27,269 19,936	(4) (4) (4)

W. David Wilson Vice President and Chief Financial Officer	2003 2002 2001	311,754 325,000 325,000	–0– 46,900 76,700	(1 (1 (1	) ) )	–0– –0– 332,100	169,260 94,000 85,800	–0– –0– –0–	40,360 24,102 19,371	(5) (5) (5)

Wendy C. Shiba (6) Vice President, Chief Legal Officer and Secretary	2003 2002 2001	286,188 300,000 38,654	–0– 63,200 75,000	(1 (1 (1	) ) )	–0– –0– 358,000	128,200 67,700 12,318	–0– –0– –0–	30,460 12,000 –0–	(6) (6) (6)

Michael L. Rademacher Vice President and General Manager, Distribution	2003 2002 2001	238,496 250,000 250,000	64,500 93,000 37,500	(1 36,462 (1	) (8) )	–0– –0– 255,348	106,780 56,400 51,100	–0– –0– –0–	25,922 9,506 2,188	(7) (7) (7)

(1)	Indicates perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus for the year shown.

(2)	The total number of restricted shares held and the value of those shares as of December 31, 2003, based on the year-end closing price of $6.39 per share of PolyOne, was 575,800 shares and $3,679,362, respectively.

Amounts for 2001, except for Ms. Shiba, represent the number of shares awarded multiplied by $7.38, the closing share price on the date of grant. Amount for 2001 for Ms. Shiba represents the number of shares awarded multiplied by $8.95, the closing share price on the date of grant.

Dividends are paid on restricted shares to the same extent that dividends are paid on PolyOne’s common shares.

(3)	Amounts under “All Other Compensation” for Mr. Waltermire include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amounts of $24,000 for 2003, $11,000 for 2002 and $10,200 for 2001 and amounts accrued under PolyOne’s non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amounts of $66,586 for 2003, $47,008 for 2002 and $30,935 for 2001.

(4)	Amounts under “All Other Compensation” for Mr. Mitchell include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amounts of $20,472 for 2003, $11,000 for 2002 and $10,200 for 2001 and amounts accrued under PolyOne’s non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amounts of $13,373 for 2003, $16,269 for 2002 and $9,736 for 2001.

(5)	Amounts under “All Other Compensation” for Mr. Wilson include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $23,701 for 2003, $11,000 for 2002 and 10,200 for 2001 and amounts accrued under PolyOne’s non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amounts of $16,659 for 2003, $13,102 for 2002 and $9,171 for 2001.

(6)	Ms. Shiba began serving as Chief Legal Officer for PolyOne in November 2001 and was appointed Vice President and Secretary in December 2001. Amounts under “All Other Compensation” for Ms. Shiba include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $10,272 for 2003 and $4,250 for 2002 and amounts accrued under PolyOne’s non-qualified retirement plans providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $20,188 for 2003 and $7,750 for 2002.

(7)	Amounts under “All Other Compensation” for Mr. Rademacher includes PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $10,730 for 2003, $5,131 for 2002 and $2,188 for 2001 and amounts accrued under PolyOne’s non-qualified retirement plans providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $15,192 for 2003 and $4,375 for 2002.

(8)	Amount under “Other Annual Compensation” for Mr. Rademacher in 2002 includes tax gross-ups on personal benefits in the amount of $11,572, car allowance in the amount of $12,000 and financial planning expenses in the amount of $10,755.

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)				Grant Date Present Value ($)(2)
Name	Number of Securities Underlying Options/SARs Granted (# of Shares)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
T. A. Waltermire	74,600 186,500 248,640	2.66 6.66 8.87	6.00 6.00 6.14	4/01/07 4/01/13 12/11/06	124,941 237,843 479,595

V. L. Mitchell	25,500 63,700 84,960	.91 2.27 3.03	6.00 6.00 6.14	4/01/07 4/01/13 12/11/06	42,708 81,237 163,877

W. D. Wilson	24,800 61,900 82,560	.88 2.21 2.95	6.00 6.00 6.14	4/01/07 4/01/13 12/11/06	41,535 78,941 159,248

W. C. Shiba	18,800 46,900 62,500	.67 1.67 2.23	6.00 6.00 6.14	4/01/07 4/01/13 12/11/06	31,486 59,812 120,555

M. L. Rademacher	15,600 39,100 52,080	56 1.39 1.86	6.00 6.00 6.14	4/01/07 4/01/13 12/11/06	26,127 49,864 100,456

(1)	Time-vested options and performance options were granted under PolyOne’s 1999 Incentive Stock Plan. Both the time-vested and performance options granted on April 1, 2003 have an above-market exercise price of $6.00 per share, which compares to PolyOne’s closing price of $3.90 on that date. The time-vested options will vest over a three-year period from the date of grant, with 35% of the shares vesting on the first anniversary, an additional 35% vesting on the second anniversary, and an additional 30% vesting on the third anniversary of the grant date. All performance options will vest on April 1, 2006 and must be exercised within one year of that date. Target-priced Stock Appreciation Rights (“SARs”) were granted under PolyOne’s 2000 Stock Incentive Plan. The SARs have a grant date of December 11, 2003 and must be exercised on or before December 10, 2006. Vesting occurs when the price of PolyOne’s common stock reaches predetermined levels for three consecutive trading days as follows: one-third vests at $8 per share; an additional one-third vests at $9 per share; and the remaining one-third vests at $10 per share.

(2)	The grant date present values of both the time-vested options and the performance options were estimated using the Black-Scholes option pricing model, with an option exercise price of $6.00, a closing price of PolyOne’s common stock on the date of grant of $3.90, a risk-free interest rate of 4.32%, and an assumed dividend yield of 2.59%. Stock price volatility is 42.0% for the time-vested options and 77.0% for the performance options. The grant date present values of the target-priced SARs were estimated using the Black-Scholes option pricing model with a base price of $6.14, a risk-free interest rate of 4.02%, an assumed dividend yield of 2.12%, stock price volatility of 75.9%, and exercise target prices of $8, $9 and $10 per share.

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because PolyOne’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of PolyOne’s employee stock options. The amount realized from the exercise of an employee stock option ultimately depends on the market value of the common shares on the date of exercise.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year End Option/SAR Values

	Shares Acquired on Exercise (# of Shares)	Value Realized ($)	Number of Unexercised Options/SARs at FY-End (# of Shares)	Value of Unexercised In-The-Money Options/SARs At FY-End ($)(1)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
T. A. Waltermire	–0–	–0–	601,848/829,620	–0–/163,989
V. L. Mitchell	–0–	–0–	239,361/277,635	–0–/56,028
W. D. Wilson	–0–	–0–	236,346/270,450	–0–/54,453
W. C. Shiba	–0–	–0–	27,993/180,225	–0–/41,248
M. L. Rademacher	–0–	–0–	66,939/167,065	–0–/34,353

(1)	Based on the closing price of a common share of PolyOne of $6.39 as reported on the New York Stock Exchange on December 31, 2003. The ultimate realization of profit, if any, on the sale of common shares underlying the option is dependent upon the market price of the shares on the date of sale.

Long-Term Incentive Plan Awards in Last Fiscal Year

	Value of Award ($)(1)	Performance or Other Period Until Maturation or Payout(2)	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
T. A Waltermire	745,900	3/31/06	372,950	745,900	1,491,800
V. L. Mitchell	254,900	3/31/06	127,450	254,900	509,800
W. D. Wilson	247,700	3/31/06	123,850	247,700	495,400
W. C. Shiba	187,500	3/31/06	93,750	187,500	375,000
M. L. Rademacher	156,300	3/31/06	78,150	156,300	312,600

(1)	Performance cash awards were granted under PolyOne’s Strategic Improvement Incentive Plan (“SIIP”), entitling each named executive to a cash payment if PolyOne achieves a targeted level of cumulative operating income for the performance period of 2003-2005. The final amount of the award will be adjusted based on a comparison of PolyOne’s sales revenue growth to a peer group index. Prior to any payout, however, a targeted cumulative 2003-2005 earnings per share must be met. If PolyOne’s cumulative operating income for 2003-2005 is greater or less than the targeted level, but above the threshold level, cash payments will be made in accordance with a sliding scale. The value of the cash award payable to each named executive for achievement of the targeted level is based on the exercise price payable by each named executive to exercise performance options granted in 2003. For a complete description of the SIIP, which also includes time-vested and performance stock option awards, see “EXECUTIVE COMPENSATION — Long Term Incentives.”

(2)	The performance period during which the performance business operating income will be measured for purposes of determining cash payouts is the three-year period commencing on January 1, 2003 and ending on December 31, 2005. Cash payouts, if any, will be paid by March 31, 2006.

(3)	Refers to the amount payable if PolyOne’s cumulative operating income for 2003-2005 is less than the targeted level but above the threshold level. If the performance business operating income for 2003-2005 is less than the threshold level, no amount is payable under the plan.

(4)	Refers to the amount payable if PolyOne’s cumulative operating income for 2003-2005 is equal to the targeted level.

(5)	Refers to the amount payable if PolyOne’s cumulative operating income for 2003-2005 is equal to or greater than the maximum level.

Retirement Pensions

The following table shows the total estimated annual pension benefits payable to certain of the executives named in the Summary Compensation Table. These executives are eligible to receive pension payments under a plan that existed prior to the consolidation of Geon and M.A. Hanna (the “Plan”). The Plan makes available a pension that is paid from funds provided through contributions by PolyOne and contributions by the executive, if any, made prior to 1972. The amount of the executive’s pension depends on a number of factors including Final Average Earnings (“FAE”) and years of credited company service to PolyOne. Effective January 1, 2003, no additional service will be credited under the Plan, although future earnings will continue to be factored into the computation of FAE.

The table shows the annual pension amounts currently available based on the combinations of FAE and years of credited service shown and should be read in conjunction with the accompanying notes. As of January 1, 1989, the Plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of “covered compensation” (as defined by the Social Security Administration) times years of pension credit up to 35 years. In addition, those executives who were actively at work on December 31, 1989, may receive an additional pension credit of 4 years (up to a maximum of 24 years) of pension credit. Benefits become vested after 5 years of service. As of January 1, 2000, the Plan was closed to new participants. The table and discussion of retirement benefits apply as of December 31, 2003.

Pension Plan Table

Final Average Earnings ($)	Years Of Credited Service(1)
	10(2)	15(2)	20(2)	25	30
400,000	87,115	118,228	149,340	155,563	186,675
500,000	109,515	148,628	187,740	195,563	234,675
600,000	131,915	179,028	226,140	235,563	282,675
700,000	154,315	209,428	264,540	275,563	330,675
800,000	176,715	239,828	302,940	315,563	378,675
900,000	199,115	270,228	341,340	355,563	426,675
1,000,000	221,515	300,628	379,740	395,563	474,675
1,100,000	243,915	331,028	418,140	435,563	522,675
1,200,000	266,315	361,428	456,540	475,563	570,675

(1)	As of December 31, 2003, the following executives had the following years of credited service under the Plan or subsidiary plans or supplemental agreements: T.A. Waltermire, 28 years, 6 months; V.L. Mitchell, 13 years, 7 months; and W.D. Wilson, 24 years, 11 months. Ms. Shiba and Mr. Rademacher do not participate in a pension plan.

(2)	Includes an additional 4 years of service applicable to pre-January 1, 1990 employees.

The Plan uses either a “final average earnings” formula or a “service credit” formula to compute the amount of an employee’s pension, applying the formula which produces the higher amount. The table was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match by PolyOne in the savings plans. As of December 31, 2003, final average earnings for the following individuals were as follows: T.A. Waltermire — $981,771; V.L. Mitchell — $427,046; and W.D. Wilson — $422,782.

In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five-year certain and continuous annuity under the Plan and that the employee would not elect any of the available “survivor options,” which would result in a lower annual pension. If an employee elects to retire between the ages of 55 and 64, the employee would receive a reduced pension amount. The reduced amount is determined based on factors such as age at retirement and years of service. Pensions are not subject to any reduction for Social Security or any other offset amount. Benefits shown in the table that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code, and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified benefits restoration pension plan.

Share Ownership Guidelines

PolyOne has established share ownership guidelines for non-employee Directors, executive officers and other senior executives to better align their financial interests with those of shareholders by requiring them to own a minimum level of PolyOne shares. These individuals are expected to make continuing progress towards compliance with the guidelines and to comply fully within five years of becoming subject to the guidelines.

The share ownership requirements depend on a person’s level of employment. The Chief Executive Officer is required to own 300,000 shares. Executive officers are required to own that number of shares equal to three times their individual salary divided by a benchmark price for PolyOne shares, which results in a range of required ownership of 45,000 to 85,000 shares. Other executives are required to own either 25,000 or 10,000 shares, depending on their job levels. For individuals nearing retirement, the applicable guidelines are reduced after age 55 by 10% each year for five years. The required share ownership level for non-employee Directors is 10,000 shares.

In general, shares counted towards required ownership include shares directly held and shares vested in PolyOne’s benefit or deferral plans. Share ownership guidelines will be reviewed if significant movements in PolyOne’s share price occur, or at least every three years to evaluate the adequacy of the required holdings based on the value of required holdings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that PolyOne’s executive officers and Directors, and persons who own more than 10% of a registered class of PolyOne’s equity securities, file reports of ownership and changes in ownership with the Commission. Executive officers, Directors and greater than 10% shareholders are required by Commission rules to furnish PolyOne with copies of all forms they file. Based solely on its review of the copies of such forms received by us and written representations from certain reporting persons, we believe that, during 2003, all Section 16(a) filing requirements applicable to its executive officers, Directors and 10% shareholders were satisfied, with the following exceptions. On April 1, 2003, PolyOne issued shares directly to Mr. Garda and also into his Director Deferred Compensation Plan account. Mr. Garda timely filed a Form 4 to report the issuance of shares into his deferred compensation plan account. Mr. Garda filed an amended Form 4 on June 19, 2003 to report the shares issued to him directly. On December 11, 2003, PolyOne granted SARs to Mr. Rosenau, who timely filed a Form 4 on December 15, 2003 to report that transaction. Mr. Rosenau filed an amended Form 4 on December 23, 2003 to correct a calculation in the amount of SARs he was granted. Ms. Cartwright filed an amended Form 4 on March 4, 2004 to report shares owned by her spouse that had not previously been reported on her Forms 4. On January 14, 2004, Mr. Meier timely filed a Form 3 to report his initial beneficial ownership. Mr. Meier filed an amended Form 3 on February 27, 2004 to report his holdings in the PolyOne Supplemental Retirement Benefit Plan, which had been omitted from his original filing.

Management Continuity Agreements

Messrs. Waltermire, Mitchell, Wilson and Rademacher and Ms. Shiba are parties to management continuity agreements with PolyOne (the “Continuity Agreements”). The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a “change of control” of PolyOne. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control. Generally, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 25% or more of the combined voting power of PolyOne’s outstanding securities (subject to certain exceptions);

•	there is a change in the majority of the Board of Directors of PolyOne;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation. If a change of control occurs and the individual’s employment is terminated by PolyOne or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason” (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:

•	compensation for a period of up to three years, commencing at the individual’s base salary rate in effect at the time of the termination;

•	a payment of up to three times the “target annual incentive amount” (as defined in the Continuity Agreements) in effect prior to the change in control;

•	the continuation of all employee health and welfare benefits for up to three years;

•	financial planning services for one year;

•	a payment based on the incremental cash value of counting for purposes of certain retirement plans up to three additional years of covered compensation; and

•	a tax gross-up for any excise tax due under the Internal Revenue Code for any payments or distributions made under the agreements.

If the individual’s employment is terminated by PolyOne or a successor for “cause” or is terminated voluntarily by the individual for reasons other than for “good reason,” the individual is not entitled to the benefits set forth above and is entitled to compensation earned through the date of termination of his or her employment.

Compensation and Governance Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions

During 2003, none of PolyOne’s executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

PolyOne Stock Performance

Following is a graph that compares the cumulative total shareholder returns for PolyOne’s common shares, the S&P 500 index and the S&P Mid Cap Chemicals index with dividends assumed to be reinvested when received. The graph assumes the investing of $100 from September 1, 2000, the first trading date of PolyOne’s common shares, through December 31, 2003. The S&P Mid Cap Chemicals index includes a broad range of chemical manufacturers. Because of the relationship of PolyOne’s business within the chemical industry, it is felt that comparison with this broader index is appropriate.

	8/31/00	12/31/00	12/31/01	12/31/02	12/31/03

PolyOne Corporation	$100	$70.8	$121.3	$49.8	$81.2

S&P 500	$100	$87.3	$77.0	$60.0	$77.1

S&P Mid Cap Chemicals	$100	$107.5	$122.8	$112.0	$132.3

PROPOSAL TO APPROVE THE POLYONE CORPORATION

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

The PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”) was unanimously adopted by the Board of Directors on February 3, 1994, subject to shareholder approval. The shareholders approved the Plan at the 1994 Annual Meeting on May 5, 1994.

The Plan was amended on February 1, 1996, November 6, 1996, November 4, 1998, August 2, 2000 and September 6, 2000. On February 26, 2004, the Board of Directors adopted resolutions amending the Plan, including a resolution to limit the term of the Plan to ten years. The amended Plan is being submitted to shareholders for approval at the 2004 Annual Meeting, as required by the listing standards of the New York Stock Exchange. The affirmative vote of the holders of at least a majority of the shares cast on this proposal is necessary to approve the Plan.

The purpose of the Plan is to assist PolyOne in attracting and retaining, as members of the Board of Directors, highly qualified persons who are not employees of PolyOne or its subsidiaries, while at the same time securing for shareholders the inherent benefit of increased share ownership and interest by all non-employee Directors. On this basis, the Board of Directors recommends that the Plan be approved by shareholders.

The Board of Directors recommends a vote FOR the Plan.

The following general description of the Plan is qualified in its entirety by reference to the copy of the Plan attached to this proxy statement as Appendix B.

Each non-employee Director will be eligible under the Plan to elect to defer payment of all or a portion of his or her compensation for services as a Director in the form of common shares of PolyOne or in cash to be held in an interest-bearing account maintained under a trust agreement. A non-employee Director must make any such election by filing a written irrevocable election with PolyOne directing PolyOne to reduce amounts payable to him or her and credit the amount of such reduction to an account maintained on PolyOne’s books for such Director (“Deferred Compensation Account”). A Director’s Deferred Compensation Account is credited with amounts equal to the earnings on the account maintained with respect to the Director under the trust. Non-employee Directors would benefit from the Plan by deferring current Federal income tax on the fees deferred into the Plan. The amount of any benefit to these Directors cannot presently be determined because the amounts elected to be deferred are not presently known.

If a Director elects to defer compensation in the form of common shares, the number of common shares credited to a Director’s Deferred Compensation Account for a calendar quarter shall be equal to 125% of the amount of compensation reduction elected by the Director for such calendar quarter divided by the closing share price on the date PolyOne transfers cash or common shares to a trust maintained by an independent trustee established for such purpose. The aggregate number of common shares that may be granted under this Plan in any fiscal year during the term of this Plan will be equal to one tenth of one percent of the number of common shares outstanding as of the first day of that year.

Distributions of a Director’s Deferred Compensation Account may be in a single lump sum or in a series of installments, each as specified by the Director, and shall be made not more than thirty days after the earlier of (i) the date the Director attains an age (not younger than age 55) specified in his or her election to defer or (ii) the occurrence of change in control of PolyOne. Earlier distributions could be made only in the event of a demonstrated hardship.

Assets held in the trust are to be used for distributions of the Directors’ Deferred Compensation Accounts, but the assets remain subject to the claims of PolyOne’s general creditors, including judgment and bankruptcy creditors, as provided in the trust agreement. As a result, no distributions may be made from the trust if PolyOne is insolvent, meaning subject to a pending bankruptcy proceeding or unable to pay its debts as they mature. The rights of Directors and their beneficiaries to assets of the trust or of PolyOne are no greater than the rights of an unsecured creditor of PolyOne.

In general, a non-employee Director will not recognize taxable income at the time of a deferral of payment of all or a portion of his or her compensation for services as a Director, at the time cash or common shares are transferred to the trust or at the time earnings are credited to his or her Deferred Compensation Account, and PolyOne will not be entitled to a tax deduction at the time of a deferral, at the time cash or common shares are transferred to the trust, or at the time earnings are credited to the Directors’ Deferred Compensation Accounts. An amount equal to the amount of the distribution for a Director’s Deferred Compensation Account will be included in the Director’s ordinary income at the time of the distribution, and PolyOne will be entitled to a tax deduction in the amount of the ordinary income recognized by the Director in the year of the distribution.

The Plan shall terminate on the tenth anniversary of the adoption of the Plan, as amended, at the 2004 Annual Meeting. Once the Plan has terminated, no further shares of Common Stock shall be granted; provided, however, that any Accounts then existing shall continue in accordance with the provisions of the Plan until the Accounts are paid out in accordance with the provisions of the Plan. PolyOne reserves the right to amend the Plan at any time; provided, however, that no amendment shall affect the rights of Directors to amounts previously credited to their Accounts or to future income to be credited to their Accounts. In addition, the Board may not make any amendment that would cause the Plan not to comply with Rule 16b-3 of the 1934 Act.

Equity Compensation Plan Information

The following table provides information about PolyOne Corporation’s equity compensation plans (other than qualified employee benefits plans and plans available to shareholders on a pro rata basis) as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	13,630,814	$11.11	2,011,614	(1)
Equity compensation plans not approved by stockholders (2)	195,006	$10.36	164,234

Total	13,825,820		2,175,848

(1)	In addition to options, warrants and rights, each of the 1993 Incentive Stock Plan, the 1995 Incentive Stock Plan, the 1998 Interim Stock Awards Plan, the 1999 Incentive Stock Plan, the Long-Term Incentive Plan and the 2000 Stock Incentive Plan authorize the issuance of restricted stock, performance shares and/or deferred shares. Each of the 1999 Incentive Stock Plan, the Long-Term Incentive Plan and the 2000 Stock Incentive Plan has a separate sub-limit for the total number of shares that may be issued as one or more of these types of awards. The sub-limits are 400,000 restricted shares under the 1999 Incentive Stock Plan, 750,000 restricted and deferred shares and 1,500,000 performance shares under the Long-Term Incentive Plan, and 1,000,000 restricted, performance and deferred shares under the 2000 Stock Incentive Plan.

(2)

The 1998 Interim Stock Award Plan was adopted by the Board of Directors of one of PolyOne’s predecessors in 1998. The Plan provides for awards in the form of stock options, restricted stock, stock equivalent units, stock appreciation rights, performance shares, and other stock and performance-based incentives. Key employees of PolyOne and its affiliates are eligible for awards. Non-employee directors are not eligible for awards. The Compensation Committee of the Board of Directors administers the Plan and selects award recipients. The maximum number of shares available for awards under the Plan is 375,574. The Compensation Committee has the power to adjust the maximum number of shares available under the Plan and the exercise price of outstanding awards in the event of mergers, consolidations and other corporate transformations, stock dividends, stock splits and other non-cash distributions to shareholders. Unless otherwise determined by the Board of Directors, upon a change in control of PolyOne, all options and rights under the Plan become fully exercisable and all restrictions and conditions applicable to share awards are deemed satisfied.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal audit function and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles, any major issues as to the adequacy of the company’s internal controls and any special steps adopted in light of material control deficiencies.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee has discussed with the independent auditors the auditors’ independence from management and PolyOne, including the matters in the written disclosures required by the Independence Standards Board. In doing so, it has considered the compatibility of non-audit services with the auditors’ independence. The Committee has also pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal controls over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met five times during 2003.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditors for the year 2004.

All members of the Audit Committee concur in this report.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Gordon D. Harnett, Chairperson

Carol A Cartwright

Robert A. Garda

David H. Hoag

William F. Patient

February 26, 2004

INDEPENDENT AUDITORS

The Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit PolyOne’s financial statements for the current year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2003. Fees for 2003 and 2002 were as follows:

Audit Fees.    Fees for audit services totaled $1,373,200 in 2003 and $1,318,900 in 2002, including fees associated with the annual audit of the financial statements, the reviews of PolyOne’s quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the Securities and Exchange Commission and international statutory audits.

Audit-Related Fees.    Fees for audit-related services totaled $405,000 in 2003 and $191,200 in 2002. Audit-related services principally include audits of businesses identified for divestment and audits of PolyOne’s employee benefit plans. The Audit Committee pre-approved all audit-related fees billed for 2003.

Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning, totaled $865,000 in 2003 and $1,161,700 in 2002. The Audit Committee pre-approved all tax fees billed in 2003.

All Other Fees.    Fees for other services not included in the above categories totaled $310,000 in 2003 and $299,000 in 2002 and principally include transitional support and advisory services related to PolyOne’s expatriate program. The Audit Committee pre-approved all other fees billed for 2003.

The Audit Committee pre-approves all fees for services performed by Ernst & Young, including audit and non-audit services. Unless a type of service Ernst & Young provides has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one of its members. However, management has no authority to approve services performed by Ernst & Young that have not been pre-approved by the Audit Committee.

Ernst & Young will provide a description of work scope and supporting back-up documentation regarding the specific services they will provide to PolyOne. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees and any proposed revisions will be reviewed and approved. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee by Ernst & Young and the Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their views, the request is consistent with the Commission’s rules on auditor independence.

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 22, 2004, are entitled to vote at the meeting. On that date, a total of 91,612,358 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a Director nominee. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Holders of common shares have no cumulative voting rights. Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. If any of the nominees listed on pages 3 and 4 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors, however, we have no reason to believe that this will occur.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for approval of the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors.

We know of no other matters that will be presented at the meeting, however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to PolyOne, addressed to the Secretary, so that it is received on or before December 6, 2004. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2005 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of PolyOne’s Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to PolyOne’s principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

Our proxy materials for the 2004 Annual Meeting of Shareholders will be mailed on or about April 5, 2004. Sixty days prior to the first anniversary of this date will be February 4, 2005, and 90 days prior to the first anniversary of this date will be January 5, 2005. Our proxies for the 2005 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2005 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

PolyOne is making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, PolyOne’s officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to assist in the solicitation for an estimated fee of $6,000 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing PolyOne’s Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2003, to shareholders of record with this proxy statement.

For the Board of Directors

PolyOne Corporation

WENDY C. SHIBA

Vice President, Chief Legal Officer and Secretary

March 29, 2004

APPENDIX A

POLYONE CORPORATION

AUDIT COMMITTEE CHARTER

Authority

The Board of Directors, by resolution dated August 31, 2000 established the Audit Committee. The Audit Committee Charter was first adopted by the Board on September 6, 2000 and amended subsequently, the last amendment being December 10, 2003.

Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities to shareholders relating to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee must prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Compensation & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it deems necessary, but not less frequently than four times a year. A majority of the Committee members will be a quorum for the transaction of business and the action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee. Any action which may be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members execute a written consent and the consent is filed with the Corporate Secretary.

The Audit Committee shall meet periodically with management, the director of internal audit, the chief legal officer and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee must directly appoint, retain, evaluate and terminate the Company’s independent auditors. The Audit Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor reports directly to the Audit Committee.

The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee has adopted a separate policy covering the pre-approval of independent auditor services and fees.

The Audit Committee may form and delegate authority to subcommittees, consisting of the chairperson of the committee, or other members when appropriate. Such delegation of authority may include the review of the Company’s quarterly earnings press releases and related financial information and the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of:

1.	Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.	Compensation to any outside legal, accounting or other advisors employed by the Audit Committee;

3.	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

The Audit Committee must make regular reports to the Board of Directors. The Audit Committee shall annually review its Charter and recommend changes to the Compensation and Governance Committee and the Audit Committee shall annually review its own performance.

The Audit Committee, to the extent required by law or regulation and as the Committee deems necessary or appropriate, shall perform the following duties:

Financial Statement and Disclosure Matters

1.	Discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company’s disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

2.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Discuss the Company’s quarterly earnings press releases, as well as the types of financial information and earnings guidance, if any, provided to investors, analysts, rating agencies or financial institutions.

4.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements.

5.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

6.	Discuss with the independent auditor the matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight	of the Company’s Relationship with the Independent Auditor

1.	Obtain and review a report from the independent auditor at least annually regarding:

(a)	the independent auditor’s internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

(c)	any steps taken to deal with any such issues, and to assess the auditor’s independence; and

(d)	all relationships between the independent auditor and the Company.

2.	Evaluate the qualifications, performance and independence of the independent auditor.

3.	Ensure that clear hiring policies are set for the Company’s hiring of employees or former employees of the independent auditor that participated in any capacity in the audit of the Company.

4.	Meet with the independent auditor prior to the audit to discuss the scope of the audit.

Oversight of the Company’s Internal Audit Function

1.	Review the appointment and replacement of the director of internal audit.

2.	Review reports to management and the Audit Committee related to on-going assessments of the Company’s risk management processes and system of internal control.

3.	Review the internal audit plan and staffing.

4.	Discuss with the independent auditor and management the sufficiency of the internal audit department responsibilities, plans, budget and staffing.

Compliance Oversight Responsibilities

1.	Discuss with management, the independent auditor and the internal auditor whether they have knowledge of any illegal acts in the Company.

2.	Review and discuss with management, the Ethics Committee, and the internal and independent auditors employee compliance with the Company’s Codes of Business Conduct and Ethics. Review and discuss with management, the chief legal officer and the independent auditor the Company’s compliance with laws and regulations. Advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Codes of Business Conduct and Ethics.

3.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

5.	Periodically review with the chief legal officer any legal or regulatory matters that may have a material impact on the Company’s financial statements or compliance programs, along with any material pending claims and litigation involving the Company.

6.	Review with the chief legal officer the investigation and disposition of any reports made under the Commission’s Rule 205 of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or by any of its officers, directors, employees or agents.

APPENDIX B

POLYONE CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(Effective December 9, 1993)

(Amended February 1, 1996, November 6, 1996, November 4, 1998, August 2, 2000, September 6, 2000 and February 26, 2004)

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the PolyOne Corporation (the “Company”) Deferred Compensation Plan for Non-Employee Directors is to provide any Non-Employee Director of the Company the option to defer receipt of the compensation payable for services as a Director and to build loyalty to the Company through increased ownership in the Company’s Common Stock.

ARTICLE II

DEFINITIONS

As used herein, the following words shall have the meaning stated after them unless otherwise specifically provided:

2.1 “Calendar Year” shall mean the twelve month period January 1 through December 31.

2.2 “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 20% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(ii) individuals who, as of November 6, 1996, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 6, 1996 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (“Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

except that, notwithstanding the foregoing, neither the transactions contemplated by, nor any event, fact or circumstance arising out of or in connection with, the Agreement and Plan of Consolidation, dated as of May 7, 2000, as amended as of August 15, 2000, by and between The Geon Company, M.A. Hanna Company, and Consolidation Corp. (the “Consolidation Agreement”), shall constitute, give rise to, or result in a “Change of Control” for the purposes of this Plan.

2.3    “Committee” shall mean the Compensation Committee described in Section 8.1 hereof.

2.4    “Common stock” or “stock” means (i) for periods prior to the Effective Time, Common Stock, $.10 par value, of The Geon Company, a Delaware corporation, and (ii) for periods from and after the Effective Time, common shares, par value $.01 per share, of PolyOne, including in both cases authorized and unissued shares, treasury shares, and shares transferred from The Geon Share Ownership Trust and/or the M.A. Hanna Company Associates Ownership Trust.

2.5    “Company” means (i) for periods prior to the Effective Time, The Geon Company, a Delaware corporation, and (ii) for periods from and after the Effective Time, PolyOne.

2.6    “Effective Time” means the Effective Time as defined in the Consolidation Agreement.

2.7 “Director” shall mean any non-employee director of the Company.

2.8 “PolyOne” means PolyOne Corporation, an Ohio corporation, the corporation resulting from the consolidation contemplated by the Consolidation Agreement.

ARTICLE III

ELECTIONS BY DIRECTORS

3.1    Election to Defer. A Director may elect to defer receipt of the compensation payable to him or her for future services as a Director. Such election shall be made on an election form specified by the Committee (“Election Form”). Such election shall indicate the portion of the Director’s compensation to be invested in an interest-bearing account and the portion of such compensation to be invested in Common Stock.

3.2    Effectiveness of Elections. Elections shall be effective and irrevocable upon the delivery of an Election Form to the Committee. Subject to the provisions of Article VI, amounts deferred pursuant to such elections shall be distributed at the time and in the manner set forth in such election.

3.3    Amendment and Termination of Elections. A Director may terminate or amend his or her election to defer receipt of compensation by written notice delivered to the Committee prior to the commencement of the period with respect to which such compensation will be earned. Amendments which serve only to change the beneficiary designation shall be permitted at any time and as often as necessary. Amounts credited to a Director’s Account pursuant to Section 5.2 hereof prior to the effective date of any termination or amendment shall not be affected thereby and shall be paid at the time and in the manner specified in the election form in effect when the deferral occurred.

ARTICLE IV

COMMON STOCK AVAILABLE UNDER THE PLAN

4.1    Common Stock. The aggregate number of shares of Common Stock that may be granted under this Plan in any fiscal year of the Company during the term of this Plan will be equal to one tenth of one percent (0.1%) of the number of shares of Common Stock outstanding as of the first day of that fiscal year. Shares of Common Stock awarded to a Director as compensation pursuant to any other plan or arrangement of the Company, the receipt of which the Director defers pursuant to this Plan, shall not reduce the number of shares of Common Stock that may be granted under this Plan in accordance with the immediately preceding sentence.

4.2    Adjustment. In the event of any change in the Common Stock of the Company by reason of a merger, consolidation, reorganization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the Committee will adjust the number and class of shares that may be issued under this Plan, the number and class of shares subject to outstanding deferrals, and the fair market value of the Common Stock, and other determinations applicable to outstanding awards.

ARTICLE V

ACCOUNTS

5.1    Accounts. The Company shall establish and maintain a Deferred Compensation Account (an “Account”) for each Director who elects to defer compensation under the Plan. If the Director elects to have deferred compensation invested in an interest-bearing account, the Company shall credit the Account of the Director with an amount equal to one hundred percent (100%) of the compensation deferred pursuant to this Plan. Subject to the limitation stated in the last sentence of this Section 5.1, in the event that a Director elects to have some or all of his or her compensation invested in Common Stock, then the Company shall credit the Account of the Director with an amount equal to one hundred twenty-five percent (125%) of such compensation, in the form of a number of shares of Common Stock, valued at its Fair Market Value. As used herein, the Fair

Market Value of Common Stock shall be the average of the high and low prices of the Company’s Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the date immediately preceding the date of crediting the Account, provided that if no sales of Common Stock were made on said exchange on that date, the Fair Market Value shall be the average of the high and low prices of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on said Exchange. The Accounts shall be credited as of the date on which the compensation would otherwise have been paid to the Director, if not deferred under the Plan. Notwithstanding the foregoing, in the event that a Director elects to defer compensation that, but for the Director’s election to defer, the Director would have received in the form of Common Stock (rather than cash or some other non-stock form of compensation), then the Company shall credit the Account of the Director with an amount equal to one hundred percent (100%) of such compensation, in the form of the number of shares of Common Stock otherwise payable to the Director under the plan or arrangement of the Company providing for the payment of such compensation, valued as provided in the plan or arrangement of the Company providing for the payment of such compensation or, if no such provision is made, at its Fair Market Value.

5.2    Adjustment of Accounts. As of December 31 of each Calendar Year and on such other dates as the Committee directs, the fair market value of the Account of each Director shall be determined by crediting to the Account an amount equal to the income earned during the Calendar Year, or other appropriate period, the number of shares of Common Stock credited to the Account, and then determining the fair market value of the shares and other amounts credited to the Account.

ARTICLE VI

PAYMENT OF ACCOUNTS

6.1    Time of Payment. Payment of the amount credited to a Director’s Account shall commence upon a date which is not more than thirty days after the earlier of (i) the attainment of the date specified (not younger than age 55) in his Election Form or (ii) upon a Change of Control; provided, however, that no Director who, immediately following the effectiveness of the consolidation contemplated by the Consolidation Agreement, is a director of the corporation resulting from the consolidation shall, for purposes of any such Election Form, be deemed to have retired from or otherwise terminated his or her service as a Director by reason of the consolidation.

6.2    [WITH RESPECT TO AMOUNTS DEFERRED PRIOR TO JANUARY 1, 1996] Method of Payment. The amount credited to a Director’s Deferred Compensation Account shall be paid, in whole or in part, to the Director in a lump sum and/or in annual installments over a period of not more than ten years as specified in each Director’s Election Form. Deferred Compensation Accounts shall be paid in kind, in cash, or shares of Common Stock, as credited to the Account.

[WITH RESPECT TO AMOUNTS DEFERRED FROM AND AFTER JANUARY 1, 1996] Method of Payment. The amount credited to a Director’s Deferred Compensation Account shall be paid, in whole or in part, to the Director in a lump sum and/or in annual installments over a period of not more than ten years as specified in each Director’s Election Form. A Director may elect to change his or her original payment period election, as specified in such Director’s Election Form; provided, that (i) such change is approved by the Committee, and (ii) the election to change is made at least 18 months prior to the date specified in the electing Director’s Election Form on which payment of the amount credited to the Director’s account is to commence, and such election to change shall apply to all of the Director’s Election Forms with respect to amounts deferred under the Plan from and after January 1, 1996. In the event that a Director who makes an election to change is a member of the Committee, such Director shall abstain from the Committee’s determination whether or not to approve the change. Deferred Compensation Accounts shall be paid in kind, in cash, or shares of Common Stock, as credited to the Account.

6.3    Hardship Distribution. Prior to the time a Director’s Account becomes payable, the Committee, in its sole discretion, may elect to distribute all or a portion of the Director’s Account in the event such Director requests a distribution on account of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Director needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Director or a member of his or her family, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship. The amount of a Director’s Account shall be reduced by the amount of any hardship distribution to such Director.

6.4    Designation of Beneficiary. Upon the death of a Director, the amount credited to his or her Account shall be paid to the beneficiary or beneficiaries designated by him or her. If there is no designated beneficiary, or no designated beneficiary surviving at a Director’s death, payment of a Director’s Account shall be made to his or her estate. Beneficiary designations shall be made in writing. A Director may designate a new beneficiary or beneficiaries at any time by notifying the Committee.

6.5    Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the appropriate amounts shall be deducted from such payments and transmitted to the appropriate taxing authority.

ARTICLE VII

CREDITORS

7.1    Claims of the Company’s Creditors. The rights of a Director or his or her beneficiaries to any payment under the Plan shall be no greater than the rights of an unsecured creditor of the Company.

ARTICLE VIII

ADMINISTRATION

8.1    Appointment of Committee. The Board of Directors of the Company shall appoint a Committee consisting of not less than three persons to administer the Plan. Members of the Committee shall hold office at the pleasure of the Board of Directors and may be dismissed at any time with or without cause. Such persons serving on the Committee need not be members of the Board of Directors of the Company.

8.2    Powers of the Committee. The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan with the help of legal counsel, if necessary. Whenever directions, designations, applications, requests or other notices are to be given by a Director under the Plan, they shall be filed with the Committee. The Committee shall have no discretion with respect to Plan contributions or distributions but shall act in an administrative capacity only. Except as provided in the immediately following sentence, all decisions by the Committee will be made with the approval of not less than a majority of its members. In furtherance and not in limitation of the authority granted in clause (vi) of this paragraph, any interpretation by a majority of the Incumbent Directors then serving on the Committee as to whether a sale or other disposition of assets by the Company or an acquisition of assets of another corporation constitutes a “sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation” for purposes of clause (iii) of the definition of “Change of Control” in Section 2.2 hereof shall be final and binding for all purposes of this Plan and any Accounts hereunder, notwithstanding that the transaction in question was, or is contemplated to be, submitted to stockholders of the Company for their approval and notwithstanding such approval.

ARTICLE IX

MISCELLANEOUS

9.1    Term of Plan. The Plan shall terminate on the tenth anniversary of the adoption of the Plan, as amended, at the 2004 Annual Meeting. Once the Plan has terminated, no further shares of Common Stock shall be granted; provided, however, that any Accounts then existing shall continue in accordance with the provisions of the Plan until the Accounts are paid out in accordance with the provisions of Article VI. The Company reserves the right to amend the Plan at any time; provided, however, that no amendment shall affect the rights of Directors to amounts previously credited to their Accounts pursuant to Section 5.1 or to future income to be credited to their Accounts pursuant to Section 5.2.

9.2    Assignment. No right or interest of any Director (or any person claiming through or under such Director) in any benefit or payment herefrom other than the surviving spouse of such Director after he or she is deceased, shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance, or other legal process or in any manner be liable for or subject to the debts or liabilities of such Director. If any Director or any such person (other than the surviving spouse of such Director after he or she is deceased) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge, or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written “termination declaration” with the Committee records and making reasonable efforts to deliver a copy to such Director or his or her legal representative.

As long as any Director is alive, any benefits affected by the termination may, in the Committee’s sole and absolute judgment, be paid to or expended for the benefit of such Director, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of any Director, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be distributed to such Director’s estate or to his or her creditors and if such Director shall have descendants, including adopted children, then living, distribution shall be made to such Director’s then living descendants, including adopted children, per stirpes.

9.3    Effective Date of Plan. The Plan shall be effective as of December 9, 1993, subject to approval by the stockholders of the Company. Any amounts credited to a Director’s Deferred Compensation Account prior to such stockholder approval shall be contingent on such approval.

POLYONE CORPORATION C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8640 EDISON, NJ 08818-8640 Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of PolyOne Corporation that you are entitled to vote. Please consider the issues discussed in the Proxy Statement and cast your vote by: Your vote is important. Please vote immediately. Vote-by-Internet Vote-by-Telephone OR Log on to the Internet and go to Call toll-free http://www.eproxyvote.com/pol 1-877-PRX-VOTE (1-877-779-8683) You can vote by phone or via the Internet anytime prior to May 19, 2004 at 11:59pm (EDT). If you do so, you do not need to mail in your proxy card. DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL 5969 Please mark X votes as in this example. This Proxy, when properly executed, will be voted in the manner directed. If no direction is made, this Proxy will be voted FOR all of the Director nominees listed below and FOR approval of the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors. The Board of Directors recommends a vote FOR the Director nominees listed below and FOR approval of the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors. 1. Election of Directors Nominees: term to expire at next 01. Carol A. Cartwright 06. Gordon D. Harnett FOR AGAINST ABSTAIN FOR WITHHELD Annual Meeting. 02. Gale Duff-Bloom 07. David H. Hoag 2. Proposal to approve the FOR WITHHELD ALL FROM ALL 03. J. Douglas Campbell 08. William F. Patient Polyone Corporation NOMINEES NOMINEES 04. Wayne R. Embry 09. Thomas A. Waltermire Deferred Compensation 05. Robert A. Garda 10. Farah M. Walters Plan for Non-Employee Directors. For all nominees, except as written above Change of Address and/ or Comments Mark Here I Will Attend the Meeting In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting. The signer hereby revokes all Proxies previously given by the signer to vote at the meeting or any adjournments. Please mark, sign, date and return this Proxy promptly using the enclosed envelope. Please sign exactly as the name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner. Signature: ________________________________ Date: _____________ Signature: ________________________________ Date: _____________

March __, 2004 To Our Shareholders: You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Thursday, May 20, 2004. The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date and return it in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your Proxy and vote personally by ballot. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON THE PROXY CARD. We look forward to seeing you at the meeting. WILLIAM F. PATIENT Chairman of the Board DETACH HERE POLYONE CORPORATION PROXY ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 2004 P This Proxy is Solicited on Behalf of the Corporation’s Board of Directors R The undersigned hereby appoints Thomas A. Waltermire and Wendy C. Shiba, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, O all common shares of PolyOne Corporation held of record by the undersigned on March 22, 2004, at X the Annual Meeting of Shareholders to be held on May 20, 2004, or any adjournment thereof. Y THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS AND FOR THE APPROVAL OF THE DIRECTORS’ DEFERRED COMPENSATION PLAN.The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SPECIFIED ON THE REVERSE SIDE AND “FOR” THE APPROVAL OF THE DIRECTORS’ DEFERRED COMPENSATION PLAN. SEE REVERSE (Continued and to be dated and signed on the reverse side.) SEE REVERSE SIDE. SIDE.